Exhibit 10.13

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Lonza Ltd

Münchensteinerstrasse 38

CH-4002 Basel

Switzerland

June 19, 2018

Dear Sir:

As you know, Lonza Ltd (“Lonza”) and SutroVax, Inc (“SutroVax” or “Customer”) are parties to the Development and Manufacturing Services Agreement, dated October 21, 2016, between Lonza and SutroVax and as amended on January 1, 2017, July 1, 2017 and September 26, 2017 (the “2016 Agreement”), under which Lonza is providing development and manufacturing services to SutroVax in connection with SutroVax’s multi-valent pneumococcal vaccine product. In addition, as of the date of this letter, SutroVax and Lonza are in negotiations of a new Development and Manufacturing Services Agreement, which, if entered into, will govern the terms and conditions under which Lonza will provide SutroVax with development and manufacturing services for such vaccine product in drug product form (the “2018 Agreement”). The 2016 Agreement, the 2018 Agreement, and any future written addendums and agreements entered into between SutroVax and Lonza relating to SutroVax’s engagement of Lonza’s services for SutroVax’s multi-valent pneumococcal vaccine product, will collectively be referred to as the “MSA.” In recognition of SutroVax’s engagement of Lonza for a broad range of services under the MSA, Lonza and SutroVax have been discussing a mechanism to further align the strategic and financial interests of the parties.

I am writing to confirm the following agreement between SutroVax and Lonza:

1. Pre-IND Payments. Notwithstanding anything to the contrary in the MSA, SutroVax’s obligation to Lonza related to all payments under the MSA prior to and up to the delivery of SutroVax’s 24-valent pneumococcal vaccine (“SVX-24”) IND, including all stages of work, associated pass-through and other costs (such as raw materials, consumables/disposables, third-party contractors, external laboratories, shipment, storage, other services, capital expenditures, acceleration or other fees) necessary for Customer to submit the IND application for SVX-24 (the “Pre-IND Payments”), shall be as follows:

(a) SutroVax shall make Pre-IND Payments that are due to Lonza as set forth in the MSA and related amendments in cash until the aggregate amount of Pre-IND Payments made by SutroVax to Lonza, including payments already accrued or made to date under the MSA, reaches [***] (the “Initial Cash Cap”); to date Lonza has under contract with SutroVax an amount of approximately [***], which when paid will be counted towards the Initial Cash Cap.

(b) After the Initial Cash Cap has been reached, SutroVax shall have the option to make any further Pre-IND Payments due to Lonza as set forth in the MSA and related amendments in cash, equity or a combination of both, at SutroVax’s election, provided that Lonza may elect to receive up to 25% of Pre-IND Payments in equity up to a maximum of two and a half million dollars ($2,500,000) and provided that no more than ten million dollars ($10,000,000) of Pre-IND Payments shall be made in equity (the “Equity Payment Cap”). In the event SutroVax remains a privately-held company and elects to make all or a portion of such further Pre-IND Payments in equity, then such equity payment shall be made at Lonza’s option in (i) SutroVax’s preferred stock at the price determined in the most recent financing transaction in which SutroVax received ten million ($10,000,000) dollars or more in proceeds (the “Last Financing Round Equity Conversion”) or (ii) a convertible note that is mandatorily convertible into SutroVax’s preferred stock in a subsequent financing transaction in which SutroVax receives ten million dollars ($10,000,000) or more in proceeds at the price determined in such subsequent financing transaction (the “Future Financing Round Equity Convertible”). The obligation for Lonza to accept any Pre-IND payments in equity shall be subject to SutroVax representing to Lonza that no [***] (a “Material Adverse Effect”) took place between the date of the most recent financing transaction of SutroVax and the date that SutroVax elects to make all or a portion of a Pre-IND Payment in equity pursuant to this Section 1(b), except to the extent that any such event, circumstance, effect, occurrence or state of affairs results from or relates to any of the matters set forth on Annex 1 attached hereto. Notwithstanding the foregoing, any such event, circumstance, effect, occurrence or state of affairs shall not be deemed a Material Adverse Effect if SutroVax cures such event, circumstance, effect, occurrence or state of affairs within [***] days of the Chief Executive Officer or Chief Financial Officer of SutroVax becoming aware of such event, circumstance, effect, occurrence or state of affairs. In the event SutroVax is a publicly-traded company and elects to make all or a portion of such further Pre-IND Payments in equity, then such equity payment shall be made in SutroVax’s common stock at the then fair market value based on the 90-day moving average price per share prior to the payment date.

(c) In case of a Last Financing Round Conversion, SutroVax will provide and Lonza hereby agrees to execute and deliver to SutroVax all applicable transaction documents entered into by other purchasers in the most recent financing transaction of SutroVax, including a purchase agreement, an investor rights agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a 180-day lock-up agreement in connection with an initial public offering). SutroVax will provide a stockholder resolution authorizing the entry into this agreement.

(d) In case of a Future Financing Round Equity Convertible, Lonza and SutroVax shall execute a convertible note agreement substantially in the form attached hereto in Annex 2 and, at the time of the conversion of such note, Lonza hereby agrees to execute and deliver to SutroVax all applicable transaction documents entered into by other purchasers in the financing transaction of SutroVax which is triggering the conversion, including a purchase agreement, an investor rights agreement and other ancillary agreements with customary representations and warranties and transfer restrictions (including, without limitation, a 180-day lock-up agreement in connection with an initial public offering).

(e) Once the Equity Payment Cap has been reached, SutroVax shall make any further Pre-IND Payments due to Lonza as set forth in the MSA and related amendments in cash. For clarity, with respect to the deferral of any Completion Payments pursuant to Section 8.3 of the Third Amendment to the MSA, to the extent the Pre-IND Payments exceed the Initial Cash Cap and the Equity Payment Cap has not been reached, SutroVax shall have the option to make its Pre-IND Payments in cash or equity at the earlier of [***].

2. Right of First Negotiation. SutroVax shall notify Lonza in writing the first time SutroVax desires to engage in bona fide term sheet discussions for the engagement of a third party contract manufacturer who is not an acquiror, affiliate or sublicensee of SutroVax (“Third Party Contract Manufacturer”) to provide manufacturing services to SutroVax for the commercial supply of SVX-24 (the “Commercial Services”). The parties agree that Lonza shall have a one-time right of first negotiation for the provision of such Commercial Services, provided that Lonza can manufacture SVX-24 with acceptable quality, at an appropriate scale to meet anticipated capacity requirements, at a price acceptable to the parties and in a time frame that allows SutroVax to meet its corporate objectives. Lonza shall provide SutroVax with written notification of its interest to provide Commercial Services, together with a proposal for such Commercial Services (together with timeline, facility and pricing), within [***] days after receiving such notification (the “Commercial Proposal”). After receiving such Commercial Proposal and so long as such Commercial Proposal provides [***], SutroVax and Lonza will negotiate in good faith the terms and conditions for Lonza to provide such Commercial Services to SutroVax. In the event Lonza does not provide SutroVax with its interest and such Commercial Proposal within such [***]-day period, or in the event Lonza provides SutroVax such Commercial Proposal but SutroVax and Lonza, despite negotiations in good faith for a period of [***] days, do not enter into a services agreement governing the terms and conditions for such Commercial Services (“Commercial Agreement”), SutroVax shall have the right to enter into an agreement with any other Third Party Contract Manufacturer for the provision of Commercial Services by such Third Party Contract Manufacturer, without further obligation to Lonza under this Paragraph 2.

3. Assignment. Neither party may assign its interest under this letter without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however that either party may assign this letter to any Affiliate of such Party or any third party in connection with the sale or transfer of all or substantially all of the assets of the business of such party to which this letter relates, whether by merger, consolidation, acquisition or other form of business combination.

Please indicate your agreement of the above by signing below and returning a signed copy to my attention. Except as agreed to by SutroVax and Lonza in this letter, all other terms and conditions of the MSA shall remain in full force and effect.

Sincerely,

By:	/s/ Grant E. Pickering

Name: Grant E Pickering
Title: President & CEO

Agreed to by Lonza Ltd.:

By:	/s/ Daniel Blaettler	/s/ Jacov Wirtz
Name:	Daniel Blaettler	Jacov Wirtz
Title:	General Counsel, Corporate Compliance, Finance & Transactions	Assoc. General Counsel
Cc:

Annex 1

Matters Not Considered to be Materially Adverse to SutroVax

[***]

Annex 2

Form of Convertible Promissory Note

{8 pages omitted}

[***]